Prospectus Supplement No. 1	Filed Pursuant to Rule 424(b)(7)
(To Prospectus dated June 1, 2005)	File No. 333-119351

$82,500,000

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

3.50% Convertible Senior Debentures Due 2024

and Shares of Common Stock Issuable Upon Conversion Thereof

This prospectus supplement supplements our prospectus dated June 1, 2005, relating to the offer and sale from time to time by certain of our securityholders of up to $82,500,000 aggregate principal amount of our 3.50% Convertible Senior Debentures Due 2024 and the shares of our common stock issuable upon conversion of the debentures. The terms of the debentures are set forth in the prospectus dated June 1, 2005.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

Selling Securityholders

The table below supplements the table of selling securityholders contained in the section of the prospectus captioned “Selling Securityholders.” Where the name of a selling securityholder identified in the table below also appears in the table in the prospectus, the information set forth in the table below regarding that selling securityholder supersedes the information set forth in the prospectus.

We have prepared the table below based on information supplied to us on or prior to December 1, 2005 by or on behalf of the selling securityholders identified in the table below. The selling securityholders identified below may offer and sell all, some or none of the debentures or the shares of our common stock issuable upon conversion of the debentures listed below by using the prospectus, as supplemented by this prospectus supplement. Accordingly, we cannot estimate the amount of those securities that will be held by those selling securityholders upon completion of the offering. In addition, the table below may not reflect the exact principal amount of debentures or number of shares of our common stock beneficially owned by the selling securityholders identified in the table, because, since the date on which they provided the information regarding their ownership of those securities included in the table, those securityholders may have acquired additional debentures or shares of common stock issuable upon conversion of the debentures or those securityholders may have sold, transferred or otherwise disposed of all or a portion of those securities. However, no selling securityholder may use the prospectus, as supplemented by this prospectus supplement, to offer or sell an aggregate principal amount of debentures or a number of shares of common stock issuable upon conversion of the debentures that exceeds the amount or number indicated with respect to that securityholder in the table below.

The percentage of debentures beneficially owned by each selling securityholder identified in the table below is based on $82,500,000 aggregate principal amount of debentures outstanding. The number of shares of common stock beneficially owned prior to the offering includes shares of common stock into which the debentures may be convertible, based on a conversion rate of 88.8415 per $1,000 principal amount of debentures and a cash payment in lieu of any fractional shares. The number of shares of common stock that may be offered is based on a conversion rate of 88.8415 per $1,000 principal amount of debentures and a cash payment in lieu of any fractional shares. The conversion rate and, therefore, the number of shares of our common stock issuable upon conversion of the debentures is subject to adjustment under certain circumstances. Accordingly, the number of shares of our common stock into which the debentures are convertible may increase or decrease.

The percentage of common stock beneficially owned by each selling securityholder identified in the table below is based on 40,811,703 shares of our common stock outstanding as of November 15, 2005.

Selling Securityholder	Aggregate Principal Amount of Debentures Beneficially Owned Prior to Offering	Aggregate Principal Amount of Debentures That May Be Offered	Percentage of Outstanding Debentures	Number of Shares of Our Common Stock Beneficially Owned Prior to Offering	Number of Shares of Our Common Stock That May Be Offered	Percentage of Our Outstanding Common Stock
Advent Convertible Master (Cayman) L.P.	$4,193,000	$4,193,000	5.08	372,512	372,512	*

Alpha US Sub Fund LLC	156,000	156,000	*	13,859	13,859	*

HFR CA Opportunity Mst. Trst.	292,000	292,000	*	25,941	25,941	*

Kamunting Street Master Fund, Ltd.	1,000,000	1,000,000	1.21	88,841	88,841	*

Lyxor Convertible Arb. Fund	379,000	379,000	*	33,670	33,670	*

RBC Capital Markets	300,000	300,000	*	26,652	26,652	*

*	Less than one percent (1%)

To our knowledge, none of the selling securityholders listed in the table above has had any material relationship with us or any of our affiliates within the past three years other than as a result of ownership of debentures and/or shares of our common stock.

Undertakings

The undertakings set forth below supplement and amend the undertakings contained in the registration statement of which the prospectus, as supplemented by this prospectus supplement, is a part:

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(C) Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Investing in the debentures and shares of our common stock involves risks. See “Risk Factors” beginning on page 7 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus supplement is dated December 1, 2005.

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